Exhibit 99.1

Cesca Therapeutics Announces Reduction in Operating Expenses

RANCHO CORDOVA, CA, June 4, 2018 — Cesca Therapeutics Inc. (“Cesca” or the “Company”) (NASDAQ: KOOL), a market leader in automated cell processing and point-of-care, autologous cell-based therapies, today announced that it is reducing its US and India workforce by approximately 25%, to a total of 60 full-time equivalent employees, under a plan to be substantially completed by the end of June. This reduction is designed to lower operating expenses while the Company focuses on driving growth of revenue-generating products, while at the same time continuing to develop and commercialize the CAR-TXpress™ cellular processing platform and related X-Series™ products. Affected employees are being offered severance.

“Focusing our efforts on the development and commercialization of CAR-TXpress, and increasing sales of our revenue-generating products, will best position the Company for long-term success,” said Chris Xu, chief executive officer of Cesca. “This difficult, but necessary, reduction in force will provide us with a more streamlined organization and an extended cash runway that will help us achieve important development and commercialization milestones. I would like to personally express my appreciation to each of the employees impacted by this decision for their commitment to Cesca and its mission to be a leading innovator of automated cellular processing systems.”

Cesca expects the reduction in force in addition to other cost savings to result in approximately $2.5 million in annualized operating expense savings once the plan is fully implemented.

About Cesca Therapeutics Inc.

Cesca Therapeutics Inc. (the “Company”) develops, commercializes and markets a range of automated technologies for CAR-T and other cell-based therapies. Its device division, ThermoGenesis Corp., provides a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology. The Company is developing an automated, functionally-closed CAR-TXpress™ platform to streamline the manufacturing process for the emerging CAR-T immunotherapy market.

Company Contact:

Cesca Therapeutics Inc.

Wendy Samford

916-858-5191

ir@cescatherapeutics.com

Investor Contact:

Rx Communications

Paula Schwartz

917-322-2216

pschwartz@rxir.com